Tyson Foods Names Curt Calaway Chief Financial Officer

SPRINGDALE, Ark., August 29, 2024 – Tyson Foods, Inc. (NYSE: TSN) announced today that Curt Calaway has been named Chief Financial Officer, effective immediately. Calaway has been with the company since 2006, most recently serving as interim Chief Financial Officer. Calaway will report directly to Donnie King, President and Chief Executive Officer of Tyson Foods.
Calaway has nearly 30 years of experience in finance, audit and accounting. Prior to being named interim CFO, Calaway served as the CFO for Tyson Foods’ Prepared Foods Business Unit and was also responsible for the company’s Mergers & Acquisitions (M&A) and corporate development efforts. Calaway served as Senior Vice President of Finance and Treasurer, where he led Investor Relations, Treasury, Corporate Finance, Corporate Financial Planning & Accounting, M&A, Corporate Development, and Supply Chain Finance. Calaway has held various leadership roles with the company during his 18-year tenure, including Controller, Chief Accounting Officer and Vice President of Audit and Compliance.
“Curt is a proven leader with deep industry knowledge and a wealth of experience in financial strategy and reporting,” said King. “I am confident Curt will continue to help drive our operational excellence and shareholder value.”
Calaway succeeds John R. Tyson. John remains with the company but is currently on health-related leave.
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About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is a world-class food company and recognized leader in protein. Founded in 1935 by John W. Tyson, it has grown under four generations of family leadership. The Company is unified by this purpose: Tyson Foods. We Feed the World Like Family™ and has a broad portfolio of iconic products and brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, State Fair®, Aidells® and ibp®. Tyson Foods is dedicated to bringing high-quality food to every table in the world, safely, sustainably, and affordably, now and for future generations. Headquartered in Springdale, Arkansas, the company had approximately 139,000 team members on September 30, 2023. Visit www.tysonfoods.com.
Media Contact: tysonfoodspr@tyson.com